Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2021 Financial Results

Robust 16% revenue growth

First Quarter Net Income of $33.4 Million; Adjusted EBITDA(1) Growth of 37%

Through transformational acquisition of Pantaya, Hemisphere is now the leader in Spanish-language streaming in the U.S.

MIAMI, FL — (May 5, 2021) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading streaming, broadcast and cable television platforms, today announced financial results for the first quarter ended March 31, 2021.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “We delivered yet another exceptional quarter. Following impressive results in the third and fourth quarters of 2020, our momentum continued into the first quarter of 2021 as we posted a robust 16% increase in net revenues, including a 35% increase in advertising revenue. This strong revenue growth drove a 37% increase in Adjusted EBITDA.

“Our quarter was highlighted by our acquisition of the remaining 75% stake in Pantaya, the leading U.S. Hispanic subscription streaming service. Since its launch in 2017, Pantaya has redefined Spanish-language entertainment, and has cemented its position as the destination for U.S. Hispanics seeking premium, exclusive content unavailable anywhere else. As we reported last month, Pantaya has approximately 900,000 subscribers, and we are confident that we can grow to 2.5-3.0 million subscribers by the end of 2025. With its unparalleled offering of movies and series and exclusive output arrangements with many of the most important film distributors in Latin America, Pantaya is uniquely positioned for rapid growth.

“In Puerto Rico, WAPA continues to deliver outstanding results. This was another historic quarter for WAPA, with the highest first quarter advertising revenue in WAPA’s history. This ad revenue growth, together with our previously reported retransmission fee increases, helped drive our robust results this quarter.

“We also experienced meaningful advertising revenue growth across our U.S. cable networks. And, while the distribution environment is challenging, we continue to secure new launches and expanded carriage, reflecting the power and value of our networks. We recently renewed our distribution agreement with Cox Communications for all of our networks, which includes expanded distribution for Pasiones, WAPA America and Centroamerica TV.

“We are incredibly proud of our performance this quarter. We are well positioned to deliver great value for our shareholders, employees, audiences, and partners, especially with Pantaya under our control, which we believe will be a significant growth engine.”

Financial Results for the Three Months Ended March 31, 2021

Net revenues were $37.6 million for the three months ended March 31, 2021, an increase of 16%, as compared to $32.4 million for the same period in 2020, due to increases in all of our revenue streams. Advertising revenue increased $4.1 million, or 35%, primarily due to growth in the Puerto Rico television advertising market, coupled with an increase in WAPA’s share of the market, as well as an increase in advertising revenue at our U.S. cable networks. Subscriber revenue(2) increased $0.1 million, or 1%, due to contractual rate increases, offset by a decline in subscribers to our cable networks. Other revenue increased $1.0 million, driven primarily by the timing of the licensing of content.

Operating expenses for the three months ended March 31, 2021, were $32.5 million, an increase of 15%, as compared to $28.3 million for the same period in 2020. The increase was primarily due to expenses incurred in connection with the acquisition of Pantaya and the incremental add-on to the Company’s amended Term Loan. Excluding fees and expenses related to our strategic and financing activities, operating expenses would have increased approximately 2% in the first quarter of 2021, as compared to the same period in 2020, due to higher programming and production costs, and higher third-party agency commissions driven by an increase in advertising revenue, offset in part by lower bad debt reserves.

Net income attributable to Hemisphere Media Group, Inc. was $33.4 million for the three months ended March 31, 2021, as compared to net loss of $9.4 million for the same period in 2020. The current year period benefitted from a one-time non-cash gain of $30.1 million recognized on our 25% equity interest in Pantaya, as a result of the step acquisition of the remaining 75% equity interest in Pantaya.

Adjusted EBITDA was $15.7 million for the three months ended March 31, 2021, an increase of 37%, as compared to Adjusted EBITDA of $11.5 million for the same period in 2020.

As of March 31, 2021, the Company had $194.4 million of cash, which includes the approximately $124 million paid to Lionsgate on April 1, 2021, for the purchase of Pantaya. As of March 31, 2021, the Company had $254.3 million in debt, which includes the $50 million add-on to the Company’s amended Term Loan that closed on March 31, 2021. The Company’s gross leverage ratio was approximately 3.8x, and net leverage ratio was approximately 2.7x, pro forma for the cash paid in the acquisition of Pantaya.

During the three months ended March 31, 2021, the Company repurchased approximately 127,000 shares of Class A common stock at a weighted average price of $10.37, for an aggregate purchase price of approximately $1.3 million.

During the three months ended March 31, 2021, the Company funded $0.9 million into Canal 1.

(1)                 See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

(2)                 Subscriber revenue was previously referred to as affiliate revenue.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2021 and 2020, as well as select financial data as of March 31, 2021 and December 31, 2020:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Net revenues	$37,577	$32,409
Operating Expenses:
Cost of revenues	11,779	10,967
Selling, general and administrative	11,391	11,233
Depreciation and amortization	2,665	3,131
Other expenses	6,728	3,021
Gain from FCC spectrum repack and other	(52)	(9)
Total operating expenses	32,511	28,343

Operating income	5,066	4,066

Other income (expense):
Interest expense and other, net	(2,358)	(2,786)
Gain (loss) on equity method investment activity	32,609	(7,019)
Impairment of equity method investment	-	(5,479)
Other expense, net	(668)	-
Total other income (expenses)	29,583	(15,284)
Income (loss) before income taxes	34,649	(11,218)

Income tax (expense) benefit	(1,268)	1,675
Net income (loss)	$33,381	$(9,543)

Net (income) loss attributable to noncontrolling interests	(23)	115
Net income (loss) attributable to Hemisphere Media Group, Inc.	$33,358	$(9,428)

Reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:

Net income (loss) attributable to Hemisphere Media Group, Inc.	$33,358	$(9,428)
Add (Deduct):
Net income (loss) attributable to noncontrolling interests	23	(115)
Income tax expense (benefit)	1,268	(1,675)
Other expense, net	668	-
Impairment of equity method investment	-	5,479
(Gain) loss on equity method investment activity	(32,609)	7,019
Interest expense and other, net	2,358	2,786
Gain from FCC spectrum repack and other	(52)	(9)
Transaction and non-recurring expenses	6,728	3,021
Depreciation and amortization	2,665	3,131
Stock-based compensation	1,305	1,280
Adjusted EBITDA	$15,712	$11,489

Selected Financial Data:

(amounts in thousands)

	As of		As of
	March 31, 2021		December 31, 2020
	(Unaudited)		(Audited)
Cash	$194,388	(d)	$134,471
Debt (a)	$254,280		$204,813

Gross leverage ratio (b):	3.8	x	3.2	x
Net leverage ratio (c):	2.7	x(e)	1.1	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents the sum of gross debt divided by Adjusted EBITDA for the last twelve months.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended Term Loan.

(d) Cash balance as of March 31, 2021 includes the $123.6 million paid to Lionsgate on April 1, 2021, in connection with our acquisition of Pantaya.

(e) Net leverage ratio as of March 31, 2021 is calculated on a pro forma basis as if the $123.6 million cash payment for the acquisition of Pantaya was made on March 31, 2021.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2021	December 31, 2020	March 31, 2020
U.S. Cable Networks:
WAPA America (b)	3,567	3,672	4,038
Cinelatino	3,758	3,822	4,196
Pasiones	4,011	4,125	4,490
Centroamerica TV	3,441	3,468	3,759
Television Dominicana	2,249	2,178	2,281
Total	17,026	17,265	18,764

Latin America Cable Networks:
Cinelatino	13,978	14,096	16,043
Pasiones	15,159	14,250	16,598
Total	29,137	28,346	32,641

(a)	Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.
(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2021 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income (loss) attributable to Hemisphere Media Group, Inc., net income (loss) attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other expense, net, (gain) loss on equity method investment activity, interest expense and other, net, impairment charges, transaction and non-recurring expenses, income tax expense (benefit), and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended March 31, 2021 and 2020.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter 2021 results at 10:00 AM ET on Wednesday, May 5, 2021. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (844) 502-0254, or from outside the United States at (236) 714-3063, at least five minutes prior to the start time. The conference ID for the call is 5824927.

A replay of the call will be available beginning at approximately 1:00 PM ET on Wednesday, May 5, 2021 by dialing (800) 585-8367, or from outside the United States by dialing (416) 621-4642. The conference ID for the replay is 5824927.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the impact of the acquisition of Pantaya on the Company’s business and financial performance, Pantaya’s subscriber growth prospects, the Company’s business plans, and the U.S. Hispanic population growth. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “might,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like COVID-19, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of extreme weather and climate events on Hemisphere’s business as well as Hemisphere’s counterparties, customers, employees, third-party vendors and suppliers, changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription and advertising video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on advertising and affiliate revenue, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies and Hemisphere’s ability to successfully integrate acquired assets, in particular, Pantaya, and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. . The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in Hemisphere’s reports filed with the Securities and Exchange Commission (“SEC”), including Hemisphere’s quarterly reports on Form 10-Q and its annual report on Form 10-K. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We may also be faced with unforeseen risks and uncertainties related to Pantaya’s business. Additionally, many of these risks are currently amplified by and may, in the future, continue to be amplified by the prolonged impact of the COVID-19 pandemic. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

danielle.obrien@edelman.com